Exhibit 10.1

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into as of this ____ day of June, 2021 by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), CARROLS HOLDCO INC., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Holdco”), CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Holdco (“Carrols”) and CARROLS LLC, a Delaware limited liability company and a wholly-owned subsidiary of Carrols (the “Employer”), and [______________] having an address at [___________________] (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive has been employed by the Employer and desires to remain in the employ of the Employer and continue to provide services for the Companies and any present or future parent, subsidiary or affiliate of the Companies and their successors and assigns in such capacity; and
WHEREAS, the Parent, Holdco, Carrols and the Employer desire to induce the Executive to so remain in such employ;
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

1.    Definitions.
For purposes of this Agreement, the following definitions shall apply:
1.1    “Affiliate” shall mean an entity controlled by, controlling or under the common control with the entity in question.
1.2    “Cause” shall mean: (a) the commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (b) dishonesty, disloyalty, fraud, embezzlement, misappropriation, theft, disclosure of trade secrets or confidential information or other acts or omissions by the Executive that result in a breach of fiduciary or other material duty to the Parent, the Employer or any of the Companies; (c) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders the Executive incapable of performing his or her material duties to the satisfaction of the Parent or the Employer; (d) the Executive’s substantial disregard in the performance of the Executive’s duties and/or responsibilities with respect to the Parent, the Employer or any of the Companies, which disregard shall continue after written notice to the Executive and a reasonable opportunity to cure such behavior; or (e) an act of gross misconduct in connection with the Executive's duties.
1.3    “Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occurs:
    1.3.1    The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of the Parent that represent 50% or more of the combined voting power of the Parent’s then outstanding voting securities, other than:
        a.    An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Parent or any person controlled by the Parent or by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any person controlled by the Parent; or
        b.    An acquisition of voting securities by the Parent or a corporation owned, directly or indirectly by all of the stockholders of the Parent in substantially the same proportions as their ownership of the stock of the Parent.
Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection 1.3.1: an acquisition of the Parent’s securities by the Parent which causes the Parent’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Parent’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Parent’s then outstanding voting securities by reason of share acquisitions by the Parent as described above and shall, after such share acquisitions by the Parent, become the beneficial owner of any additional voting securities of the Parent, then such acquisition shall constitute a Change of Control; or
    1.3.2    Individuals who, as of the Effective Date, constitute the Board of Directors of the Parent (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Parent, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
    1.3.3    The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:

        a.    Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
        b.    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction; or
    1.3.4    A sale or disposition of all or substantially all of the Parent’s assets; or
    1.3.5    The Parent’s stockholders approve a liquidation or dissolution of the Parent.
1.4     “Companies” shall mean the Parent, Holdco, Carrols, and the Employer and any present of future Affiliate of each of them and their respective successors and assigns (whether by operation of law or otherwise).
1.5    “Competitor” shall mean any company or organization operating a quick-service restaurant which features a hamburger or chicken as the primary or central menu item.
1.6    “Effective Date” shall mean June __, 2021.
1.7    “Executive Bonus Plan” shall mean: all bonus plans or arrangements maintained by the Employer or any of the Companies in which the Executive is eligible to participate for the year in which the Executive incurs a Termination of employment.
1.8    “Good Reason” shall mean: (a) the material breach by the Employer, Carrols or the Parent of any material provision of this Agreement or any other agreement by and between the Executive and any of the Companies affecting the terms of the Executive’s employment with any of the Companies, which breach, if curable, is not remedied within thirty (30) days after the Employer’s or the Parent’s receipt of written notice thereof from the Executive; (b) the material diminution of the Executive’s position, authority, duties or responsibilities with respect to any of the Companies or the assignment to the Executive of duties and responsibilities that are materially inconsistent with those duties and responsibilities customarily assigned to individuals holding the position then held by the Executive; (c) the failure of any successor of the Parent, Carrols or the Employer to assume in a writing delivered to the Executive and reasonably satisfactory to the Executive the obligations of this Agreement; (d) solely with respect to Section 2.1, a reduction in the Executive’s base salary which reduction is not commensurate with that of similarly situated employees; (e) solely with respect to Section 2.2, a reduction in the Executive’s base salary regardless of whether such reduction is or is not commensurate with that of similarly situated employees; (f) solely with respect to Section 2.1, treatment of the Executive under the Executive Bonus Plan or under any other executive bonus plan in which similarly situated executives of the Companies are eligible to participate in a manner inconsistent in any material respect with the treatment under such plan of such similarly situated executives, including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder; (g) solely with respect to Section 2.2, any modification of the Executive Bonus Plan or any other executive bonus plan in which similarly situated executives of the Companies are eligible to participate in a manner that will materially change the Executive’s treatment under such plan including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder and regardless of whether such material change is or is not commensurate with that of similarly situated employees; or (h) the requirement that the Executive be based at any location other than within 50 miles of the current home office of the Companies located at 968 James Street, Syracuse, New York 13203.
1.9    “Mandatory Arbitration Agreement” shall mean that certain Agreement for Resolution of Disputes Pursuant to Binding Arbitration between the Employer and the Executive all as more fully as set forth on Exhibit “A” attached hereto and made a part hereof.
1.10    “Prime Rate” shall mean: the rate of interest established from time to time by Wells Fargo Bank, National Association (or such other bank which is then the principal lending bank to the Employer) as its prime commercial rate.
1.11    “Release” shall mean that certain Release as more fully set forth on Exhibit “B” attached hereto and made a part hereof.
1.12    “Severance Bonus” shall mean: an amount equal to a pro rata portion of the aggregate annual bonus under the Executive Bonus Plan for the year in which the Executive incurs a Termination of employment to which the Executive would otherwise have been entitled had his employment not been terminated, provided, however, for any bonus (or portion thereof) under the Executive Bonus Plan based on the individual attainment of goals and objectives, “Severance Bonus” shall mean, subject to the achievement of any EBITDA threshold as a precondition for eligibility to receive such bonus, an amount equal to the pro rata portion of the target bonus for the year in which the Executive incurs a Termination of employment, regardless of whether the Executive would otherwise have achieved such bonus had his employment not been terminated.
1.13    “Severance Payment” shall mean: an amount equal to the Executive’s annual base salary in effect immediately prior to the date the Executive incurs a Termination of employment.
1.14    “Special Severance Bonus” shall mean: an amount equal to the aggregate annual bonus under the Executive Bonus Plan for the year in which the Executive incurs a

Termination of employment to which the Executive would otherwise have been entitled had his employment not been terminated, provided, however, for any bonus (or portion thereof) under the Executive Bonus Plan based on the individual attainment of goals and objectives, “Special Severance Bonus” shall mean, subject to the achievement of any EBITDA threshold as a precondition for eligibility to receive such bonus, an amount equal to the annual target bonus for the year in which the Executive incurs a Termination of employment, regardless of whether the Executive would otherwise have achieved such bonus had his employment not been terminated.
1.15    “Special Severance Payment” shall mean: an amount equal to eighteen (18), multiplied by the amount of the Executive’s monthly base salary in effect immediately prior to the date the Executive incurs a Termination of employment, plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of Termination of employment until the date of payment of the Special Severance Payment.
1.16    “Termination of employment” means cessation of the Executive’s employment with the Parent, the Employer and all of the Companies by which the Executive is employed.
2.    Termination.
2.1.    Termination for Good Reason by Executive or by the Companies without Cause. Subject to the provisions of this Agreement and the Executive’s compliance with the provisions of Section 3 of this Agreement, in the event that the Executive incurs a Termination of employment that is other than a Termination of employment under Section 2.2 of this Agreement and is either (a) by the Parent or the Employer (or any successor thereof) without Cause or (b) by the Executive with Good Reason, and provided in each case that the Executive executes and does not revoke a general release of claims substantially in the form attached as Exhibit A hereto (a “Release”) within forty (40) days following such Termination of employment (the “Release Requirement”), the Employer (or any successor thereto) shall pay to the Executive the Severance Payment and the Severance Bonus. The Severance Payment shall be paid to the Executive as follows: (i) for the portion of the Severance Payment covering the period from the date of Termination of employment to the date that is the six (6) month anniversary of the Termination of employment, in a single lump sum cash payment on the fifth (5th) business day following the six (6) month anniversary of Termination of employment plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of Termination of employment until the date of such lump sum payment, and (ii) the remaining amount of the Severance Payment in equal monthly installments until the date that is the twelve (12) month anniversary of the Termination of employment, provided that following the death of the Executive, the entire amount of the Severance Payment shall be paid to the Executive in a single lump sum cash payment on the fifth (5th) business day following the date of death of the Executive. The Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive's right to receive any outstanding payment or payments under Sections 2.1(a) or 2.1(b) of this Agreement shall terminate if the Executive commences employment with, or serves as a director of, or consultant or independent contractor to, any business or organization that is a Competitor.
2.2    Termination Following a Change of Control. Notwithstanding Section 2.1 of this Agreement, in the event that the Executive incurs a Termination of employment within twelve months after a Change of Control either (a) by the Parent or the Employer (or any successor to the Parent or the Employer after the Change of Control) without Cause (but determined without regard to Section 1.2(d) of this Agreement) or (b) by the Executive with Good Reason, this Section 2.2 shall apply and Section 2.1 above shall not apply. For avoidance of doubt, it is understood that any payment pursuant to this Section 2.2 is in lieu of, and not in addition to, any payments pursuant to Section 2.1 above. Subject to the Release Requirement being met and the Executive’s compliance with the provisions of Section 3 of this Agreement, in the event that the Executive incurs a Termination of employment pursuant to this Section 2.2, the Employer (or any successor thereto) shall pay to the Executive a single lump sum cash payment equal to the Special Severance Payment and the Special Severance Bonus. The Special Severance Payment shall be paid to the Executive on the fifth (5th) business day following the six (6) month anniversary of the Termination of employment (or on the fifth (5th) business day following the death of the Executive, if sooner). The Special Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates.
2.3    Termination Without Good Reason by Executive or by the Companies with Cause. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to receive any payments under this Agreement in the event the Executive incurs a Termination of employment by the Companies for Cause or by the Executive without Good Reason.
3.    Non-Solicitation and Confidentiality.
    3.1    Non-Solicitation. In consideration of the Executive’s employment and continued employment, the payment of Executive’s compensation by the Employer, the Parent or the Employer and the other Companies entrusting Executive with Confidential Information (as defined below), and the benefits provided under this Agreement, including without limitation the Special Severance Payment, the Special Severance Bonus, the Severance Payment and the Severance Bonus, the Executive agrees that during his employment with the Employer and for a period of two (2) years following termination of the Executive’s employment, the Executive will not solicit or employ any management-level employee who was employed by the Parent, the Employer or any of the Companies within six months prior to the termination of the Executive’s employment, in any business in which the Executive has a material interest, direct or indirect, as an officer, director, partner, shareholder or beneficial owner. The preceding sentence shall not prohibit the Executive from hiring any person whose employment is terminated involuntarily by the Parent, the Employer or any of the Companies during the Executive’s employment with the

Companies or at any time thereafter provided that such hiring shall not occur until after the Executive’s Termination of employment under this Agreement.
    3.2    Confidentiality. In consideration of the Executive’s employment and continued employment, the payment of Executive’s compensation by the Employer, the Parent or the Employer and the other Companies entrusting Executive with Confidential Information (as defined below), and the benefits provided under this Agreement, including without limitation the Special Severance Payment, the Special Severance Bonus, the Severance Payment and the Severance Bonus, the Executive agrees that during his employment with the Employer and following Termination of employment, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Parent, the Employer or any of the Companies, (ii) as authorized in writing by the Parent or the Employer, or (c) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to the Parent or the Employer and, provided further that the Executive uses all reasonable efforts to assist the Companies (at the Companies’ expense) in obtaining reliable assurance that the confidentiality of such information shall be preserved.
    3.3    Confidential Information. As used in this Agreement, “Confidential Information” shall mean information that (a) is used or potentially useful in the business of the Parent, the Employer or any of the Companies, (b) the Parent, the Employer or any of the Companies treats as proprietary, private or confidential, and (c) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Parent’s, the Employer’s or any of the Companies’ strategic plans, operating procedures, systems, internal controls, infrastructure, corporate organization, human resource management, products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Parent’s, the Employer’s or any of the Companies’ customers, suppliers and trading partners who may share such information with the Parent, the Employer or any of the Companies pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of confidential information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public.
4.    Continued Welfare Coverage.
    If Executive’s employment is terminated in any of the circumstances described in Section 2.1 or Section 2.2 of this Agreement, (a) the Executive shall be entitled to continued group term life and disability insurance coverage, at the Employer’s expense, for a period of twelve (12) months from the date of Termination of employment and (b) in the event Executive timely elects under the provisions of COBRA to continue his group health and/or dental plan coverage that was in effect prior to the date of the termination of Executive’s employment, the Executive will be entitled to continuation of such coverage, at the Employer’s expense, for a period of twelve (12) months from the date of Termination of employment (or, if earlier, the date the Executive ceases to be eligible for COBRA Coverage).
5.    At Will Employment.
    Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Employer, the Parent or any of the Companies, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Parent or the Employer at such compensation as the Parent or the Employer shall determine from time to time, (b) the Parent or the Employer shall have the right to terminate the Executive’s employment at any time, with or without Cause subject to the provisions of this Agreement, and (c) except for this Agreement, the Employer’s Mandatory Arbitration Program and any equity awards agreements entered into by Executive and the Employer, Parent, or any of the Companies pursuant to the Parent's 2016 Stock Incentive Plan, as amended (or any subsequent stock incentive plan of Parent), there are no other arrangements or agreements between Executive and the Employer, the Parent or any of the Companies concerning the terms of the Executive’s employment with the Employer, the Parent or any of the Companies, and that nothing in this Agreement guarantees employment for any definitive or specific term or duration or any particular level of benefits or compensation.
6.    Costs of Enforcement.
    Notwithstanding anything to the contrary set forth in the terms of the Mandatory Arbitration Agreement, in the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of the Executive’s rights under this Agreement then, unless the Parent or the Employer is wholly successful in defending against the enforcement of such rights, the Employer shall promptly pay to the Executive all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Executive’s enforcement claims following the presentation of invoices evidencing such costs and expenses, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.
7.    Term.
    This Agreement shall be for an initial term commencing on the Effective Date and terminating on December 31, 2021 (the "Initial Term") and shall thereafter be automatically extended for one or more additional one-year periods (each additional one-year period a "Renewal Period") unless notice of non-renewal is provided by either party to the other in accordance with the notice provisions of Section 8 of this Agreement, at least ninety (90) days prior to the expiration of the Initial Term or the applicable Renewal Period, as the case may be, or unless terminated sooner in accordance with the terms and provisions of this Agreement. Notwithstanding the foregoing, the above-referenced notice of non-renewal may not be given by the Employer, the Parent or any of the Companies during the eighteen (18) month period commencing upon a Change of Control.

8.    Notices.
    All notices under this Agreement shall be in writing and shall be sent by a national overnight delivery courier, or registered or certified mail, return receipt requested, if intended for the Parent or the Employer shall be addressed to it, attention of its Chief Executive Officer, 968 James Street, Syracuse, New York 13203 or at such other address of which the Parent or the Employer shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to the Executive at the address of the Executive’s address first set forth above or at such other address of which the Executive shall have given notice to the Parent or the Employer in the manner provided in this Section 8.
9.    Entire Agreement.
    This Agreement, together with the Release and the Mandatory Arbitration Agreement constitutes and contains the entire agreement and understanding between the parties with respect to the matters referred to herein and, as of the Effective Date, supersedes any and all prior negotiations, correspondence, understandings, and agreements between the parties respecting the subject matter hereof and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. With the exception of the Mandatory Arbitration Agreement (which shall survive and continue), all prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to reduce, terminate, supersede or limit in any way the rights of Executive under any equity awards agreements entered into by Employer, Parent, or any of the Companies pursuant to the Parent's 2016 Stock Incentive Plan, as amended (or any subsequent stock incentive plan of Parent), and the Executive prior to the Effective Date. When used in this Agreement, the terms "hereof", "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise specifically indicated.
10.    No Mitigation or Offset.
    Except as otherwise provided in this Agreement, in the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Agreement. Except as specifically provided in the last sentence of Section 2.1 of this Agreement, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. Except as specifically provided in the last sentence of Section 2.1 of this Agreement, the amounts payable under this Agreement shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Companies may have against the Executive.

11.    Withholding.
    The Employer shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.
12.     Binding Nature.
    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.
13.    Governing Law.
    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of laws. All actions or proceedings brought by either Executive or Employer, Parent or any of the Companies arising out of or relating to this Agreement shall be subject to and brought under the Mandatory Arbitration Agreement. In the event of a conflict between the terms and conditions of this Agreement and the Mandatory Arbitration Agreement, the Mandatory Arbitration Agreement shall control.
14.    Counterparts.
    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.    Advice of Counsel.
    Executive acknowledges that during the negotiation of this Agreement, Executive has retained or has been advised to retain counsel of Executive’s choosing who has provided or will provide advice to Executive in connection with the Executive’s decision to enter into this Agreement. Executive acknowledges that the Companies’ in-house and outside legal counsel have represented only the Companies in connection with the negotiation, drafting, and entering into of this Agreement and that Executive has not been provided nor has Executive relied upon any legal advice from the Companies’ in-house or outside legal counsel.
16.    Severability.
    It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is at any time construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 3 of this Agreement, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Employer’s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
17.    Waiver.
    Failure by either the Employer or Executive to enforce any of the provisions of this Agreement or any rights with respect to this Agreement, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.
18.    Headings; Interpretation.
    The headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and neither constitutes a part of this Agreement nor affect the meaning, interpretation or effect of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
19.    Survivorship.
        The following sections of this Agreement shall survive the expiration or termination of this Agreement and shall survive Employee’s Termination of employment from the Companies for any reason: Section 2.1 (Termination For Good Reason by Executive or By the Companies without Cause), Section 2.2 (Termination Following a Change of Control), Section 3 (Non-Solicitation and Confidentiality), Section 6 (Cost of Enforcement), and Section 13 (Governing Law). In addition, all sections of this Agreement that would, by their terms, survive expiration or termination of this Agreement shall so survive such expiration and termination and shall also survive termination for any reason of Employee’s employment with the Companies.

20.    Additional Tax Provisions.
    20.1    Golden Parachutes. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s

Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced. “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. To the extent any reduction is required, the Total Benefits shall be reduced in the following order: (i) any portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (ii) Total Benefits that are subject to Section 409A of the Code in reverse order of when payment is due, and (iii) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity awards.
    20.2    Section 409A of the Code. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Companies shall have no liability with regard to any failure to comply with Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section does not constitute a “deferral of compensation” within the meaning of Code Section 409A and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Code Section 409A and determined in good faith by the Companies), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be paid within five (5) business days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within five (5) business days after the Executive’s death.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:	Vice President

CARROLS HOLDCO INC.

By:
Name:
Title:	Vice President

CARROLS CORPORATION

By:
Name:
Title:	Vice President

CARROLS LLC

By:
Name:
Title:	Vice President

[Employee]